Exhibit 99.1

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Monica Vinay

Vice President, Investor Relations & Treasurer

(330) 761-6212

Myers Industries Appoints Yvette Dapremont Bright and Jeffrey Kramer to its Board of Directors

Expands board with addition of two dynamic leaders with significant transformation and growth experience

February 16, 2021, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE) a manufacturer of polymer products and distributor for the tire, wheel, and under-vehicle service industry, today announced that Yvette Dapremont Bright, current president of Brighter Horizon Foundation, and Jeffrey Kramer, current Chief Executive Officer of Schweitzer-Mauduit International (NYSE: SWM) have been appointed to Myers Industries’ Board of Directors effective February 12, 2021.

“Both Yvette and Jeff’s extensive careers in leading corporate transformations will bring significant value and capability to Myers’ Board of Directors and will add fuel to our journey of creating a multibillion-dollar, high growth, industrial leader,” said F. Jack Liebau, Jr., Chairman of the Board of Directors of Myers Industries. “Their leadership and counsel will be critical to our ‘One Myers’ mission to drive alignment, centralize key functions, and enable the successful execution of our long-term vision.”

About Yvette Dapremont Bright

Ms. Dapremont Bright recently retired as Executive Vice President and Chief Operating Officer of Philadelphia-based Independence Blue Cross where she was the first woman and business leader of color to have responsibility for the Commercial and Medicare P&Ls, with revenues exceeding $6 billion. She oversaw customer service, processing services, operations shared services, business process reengineering and business technology services (IT). She joined the organization in 1991. In her past executive roles at Independence, Ms. Dapremont Bright led the Company’s eBusiness evolution; successfully transformed Independence’s systems, migrating 2.2 million members to a new platform with ACA and market leading capabilities; and continually led efforts resulting in millions of dollars in increased revenues and reduced costs. Ms. Dapremont Bright spent the first ten years of her career with IBM in the United States and Europe. Ms. Dapremont Bright received her BS at Tulane University School of Engineering and her MBA from St. Joseph’s University.

About Jeffrey Kramer

Dr. Kramer joined Schweitzer-Mauduit International in May 2017, where he successfully transformed the Company to positive organic growth, while significantly increasing operating margins and expanding strategic options. Previously, Dr. Kramer was the Chief Executive Officer and member of the Board of J.A.M. Distributing, which was acquired by Brenntag in 2016. Dr. Kramer led the integration and later became the Vice President of Lubricants at

Brenntag. Dr. Kramer spent 28 years in various roles at Air Products which culminated with serving as the Company’s Chief Technology Officer. Dr. Kramer earned his BSE from the University of Pennsylvania, a MA and PhD from Princeton University, and an MBA from Lehigh University.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel and under-vehicle service industry in the U.S. Visit www.myersindustries.com to learn more.